EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

 We consent to the incorporation by reference in this Registration Statement of Energous Corporation on Form S-8 Amendment # 1 File No. 333-278352, 333-259621, 333-248536, 333-225396, 333-214785, 333-204690 and 333-196360 of our report dated March 28, 2024, with respect to our audits of the financial statements of Energous Corporation as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of Energous Corporation for the year ended December 31, 2023. We were dismissed as auditors on April 11, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Registration Statement for the periods after the date of April 11, 2024.

/s/ Marcum LLP

Marcum LLP
San Jose, CA
June 26, 2024